Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2012 Results

HIGHLIGHTS

•	Net sales increased 7.1% due to pricing and the acquisition of Naturally Fresh
•	Adjusted EPS improved 39.5% from last year to $0.60
•	Company announces closure of Mendota, IL soup plant and Seaforth, Ontario, Canada salad dressing plant
•	Company lowers 2012 EPS guidance to $2.75 to $2.90 due to lower soup revenue expectations

Oak Brook, IL, August 8, 2012 -- TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter earnings of $0.53 per fully diluted share compared to $0.39 per fully diluted share reported for the second quarter of last year.  The Company reported adjusted earnings per share, excluding unusual items as described below, of $0.60 compared to $0.43 in the prior year.

The Company’s 2012 second quarter results included several unusual items that affected the year-over-year quarterly comparison.  These items are comprised of a $0.04 per share expense associated with the acquisition of substantially all of the assets of Naturally Fresh, Inc., a $0.04 per share loss on the mark-to-market adjustment of the Company’s commodity agreements, and a $0.01 per share gain on the foreign currency translation of cash held at E.D. Smith.

ITEMS AFFECTING DILUTED EPS COMARABILITY:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.53	$0.39	$1.12	$0.93
Facility consolidation costs	-	0.04	0.01	0.09
Acquisition and integration costs	0.04	0.01	0.06	0.01
Mark-to-market adjustments	0.04	(0.01)	0.03	(0.02)
Foreign currency (gain) loss on translation of cash and notes	(0.01)	-	0.01	0.01

Adjusted EPS	$0.60	$0.43	$1.23	$1.02

“We are very pleased with our overall performance for the second quarter,” said Sam K. Reed, Chairman, President and Chief Executive Officer. “Excluding the soup business, our retail grocery volume grew 1.9%, with dry dinners, pasta sauces and salsa all posting growth in the double-digits.  Clearly our customers see the value of a strong private label portfolio of products during these difficult times.”

Adjusted operating earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation, and unusual items, or Adjusted EBITDA (reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule), was $69.1 million in the quarter, a 10.9% increase compared to the prior year.  Adjusted EBITDA was higher primarily due to the improvement in net income.

Net sales for the second quarter totaled $527.4 million compared to $492.6 million last year, an increase of 7.1% as the Company realized the benefits of increased pricing and additional sales from the acquisition of Naturally Fresh.  Sales for the North American Retail Grocery segment increased 5.9%, sales for the Food Away From Home segment increased 11.0% compared to last year, while the Industrial and Export segment showed growth of 8.7%.

Selling, distribution, general and administrative expenses were $56.6 million for the quarter, a decrease of 14.5% from $66.2 million in the second quarter of 2011.  The decrease was due primarily to lower distribution and delivery costs resulting from the efficiencies of last year’s warehouse consolidation program and lower incentive based compensation costs.

Other operating (income) expense in the quarter was insignificant compared to $1.3 million in the prior year. Last year’s expense was primarily related to the closure of the Springfield, Missouri pickle plant.

Interest expense in the quarter was $12.4 million compared to $13.5 million last year.  The decrease was due to lower interest rates.

Income tax expense increased in the quarter to $8.0 million due to higher pretax income. The Company’s second quarter effective income tax rate of 29.0% was lower than last year’s second quarter rate of 32.5% due to the impact of the repayment of certain intercompany debt and a decrease in the Canadian statutory tax rate.

Net income for the quarter totaled $19.5 million compared to $14.3 million last year.  Fully diluted earnings per share from continuing operations for the quarter were $0.53 per share compared to $0.39 per share last year.  Excluding unusual items, adjusted earnings per share from continuing operations for the second quarter of 2012 was $0.60 compared to last year’s second quarter adjusted earnings per share of $0.43.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soups, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamers, salsa, powdered drinks, hot cereals, macaroni and cheese, skillet dinners and aseptic products.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals, refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  The non-dairy creamer is either repackaged into single serve packages for the foodservice industry or is used as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the second quarter increased by 5.9% to $371.5 million from $350.9 million during the same quarter last year primarily due to a 4.8% increase in pricing and a 2.8% increase due to the Naturally Fresh acquisition that was partially offset by reduced volume/mix.  While the Company had nice volume increases in categories such as pasta sauces and Mexican sauces, lower volume in the powdered drinks and soup categories more than offset the volume gains. Direct operating income margin in the quarter decreased from 15.4% last year to 14.8% in the current quarter as higher input and production costs were partially offset by pricing actions.

Food Away From Home segment sales for the second quarter increased 11.0% from last year to $87.9 million from $79.2 million during the same quarter last year, primarily due to a 4.9% increase in pricing and a 10.3% increase due to the Naturally Fresh acquisition, partially offset by a volume/mix decline of 3.7%.  Contributing to the volume/mix decline was continued softness in pickles and Mexican sauces.  Direct operating income increased to $10.5 million in the quarter compared to $10.1 million last year.

Industrial and Export segment sales for the second quarter increased 8.7%, primarily driven by increased volume/mix and pricing.  Direct operating income decreased to $8.3 million compared to $10.6 million from last year as a result of higher input and distribution costs.

FACILITY CLOSURES

As part of the Company’s continuing efforts to provide high quality products and improve internal efficiencies, the Company will close two manufacturing plants.  The closure of the facilities was determined after reviewing the operations and identifying excess capacity and opportunities to lower production costs.

Production at the Mendota, Illinois soup facility is expected to cease in the first quarter of 2013, with full plant closure expected in the second quarter of 2013.  Total costs to close the Mendota plant are expected to be approximately $17.7 million or approximately $0.33 per fully diluted share, of which approximately $6.3 million, or $0.12 per fully diluted share is expected to be in cash.  Components of the charges include non-cash asset write-offs of approximately $11.4 million, severance of approximately $2.6 million, and other closure costs of approximately $3.7 million.  The Mendota plant has approximately 115 employees.  Production will be moved to the Company’s Pittsburgh soup facility.

Production at the Company’s Seaforth, Ontario, Canada salad dressing facility is expected to cease in the second quarter of 2013, with full plant closure expected in the third quarter of 2013.  Total costs to close the Seaforth facility are expected to be approximately $17.3 million or $0.33 per fully diluted share, of which approximately $6.4 million, or $0.12 per fully diluted share is expected to be in cash.  Components of the charges include non-cash asset write-offs of approximately $10.9 million, severance of approximately $4.0 million, and other closure costs of approximately $2.4 million.  The Seaforth Plant has approximately 180 employees.  Production will be moved to other manufacturing facilities within the Company’s existing network.

“Given the declining sales in the retail soup category over the last five years, we have made the decision to close the Mendota soup plant and streamline our manufacturing capacity.  The plant closure will take place early next year, so our ability to meet our customer requirements for the upcoming soup season will not be affected.  Upon completion, we will have a smaller, but much improved soup business,” said Mr. Reed.  “In addition, we are also closing our Seaforth, Ontario salad dressing plant. The closure will lead to increased efficiencies as we move dressing production to those plants where we have expanded capacity and invested in new lines over the last two years.”

OUTLOOK FOR 2012

With regard to the outlook, Mr. Reed said, “We now expect full year sales to be approximately $2.2 billion, which includes the sales from the addition of Naturally Fresh earlier this year, and represents growth of nearly 8% over 2011.  As a direct result of our lower soup expectations, we are revising our full year adjusted earnings per share expectations to a range of $2.75 to $2.90.  With regard to input costs, we are significantly covered through the end of this year and we believe that our purchasing risk is limited.”

“We remain resolute in our commitment to private label and continue to believe that we will generate superior shareholder returns through our dual agenda of internal improvements and external expansion.  Our growth will be driven by innovation and acquisition, coupled with our passion for consumer value, customer brands and financial performance,” Mr. Reed concluded.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with unusual items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash stock based compensation expense, and unusual items.  Adjusted EBITDA is a performance measure and liquidity measure used by management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported net income for the three and six month periods ended June 30, 2012 and 2011 calculated according to GAAP and Adjusted EBITDA is attached.  Given the inherent uncertainty regarding unusual items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels.  Its major product lines include non-dairy powdered creamer; canned soup, refrigerated and shelf stable salad dressings and sauces; powdered drink mixes; instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; and other food products including aseptic sauces and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, powdered drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2011 discusses some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$527,421	$492,620	$1,051,232	$986,133
Cost of sales	420,830	383,180	829,709	755,767
Gross profit	106,591	109,440	221,523	230,366
Operating expenses:
Selling and distribution	33,858	35,558	68,152	71,818
General and administrative	22,704	30,602	49,308	59,845
Other operating (income) expense, net	(49)	1,348	411	3,998
Amortization expense	8,624	8,319	16,887	16,368
Total operating expenses	65,137	75,827	134,758	152,029
Operating income	41,454	33,613	86,765	78,337
Other expense (income):
Interest expense	12,438	13,470	25,650	27,321
(Gain) loss on currency exchange	(450)	(875)	406	555
Other expense (income), net	1,970	(225)	1,509	(717)
Total other expense	13,958	12,370	27,565	27,159
Income before income taxes	27,496	21,243	59,200	51,178
Income taxes	7,985	6,898	17,615	17,025
Net income	$19,511	$14,345	$41,585	$34,153

Weighted average common shares:
Basic	36,057	35,600	36,038	35,566
Diluted	37,132	36,950	37,113	36,871

Net earnings per common share:
Basic	$0.54	$0.40	$1.15	$0.96
Diluted	$0.53	$0.39	$1.12	$0.93

Supplemental Information:
Depreciation and Amortization	$22,230	$20,511	$42,951	$40,347
Stock-based compensation expense, before tax	$3,063	$4,675	$5,748	$9,449

Segment Information:
North American Retail Grocery
Net Sales	$371,500	$350,861	$750,541	$704,324
Direct Operating Income	$54,899	$54,102	$116,504	$117,046
Direct Operating Income Percent	14.8%	15.4%	15.5%	16.6%

Food Away From Home
Net Sales	$87,885	$79,179	$163,234	$153,406
Direct Operating Income	$10,479	$10,089	$20,276	$20,141
Direct Operating Income Percent	11.9%	12.7%	12.4%	13.1%

Industrial and Export
Net Sales	$68,036	$62,580	$137,457	$128,403
Direct Operating Income	$8,302	$10,592	$19,300	$23,414
Direct Operating Income Percent	12.2%	16.9%	14.0%	18.2%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and six months ended June 30, 2012 and 2011:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net income as reported	$19,511	$14,345	$41,585	$34,153
Interest expense	12,438	13,470	25,650	27,321
Income taxes	7,985	6,898	17,615	17,025
Depreciation and amortization	22,230	20,511	42,951	40,347
Stock-based compensation expense	3,063	4,675	5,748	9,449
Foreign currency (gain) loss on translation of cash and notes	(252)	(80)	853	720
Mark-to-market adjustments	2,098	(178)	1,581	(753)
Acquisition and integration costs	2,072	293	2,904	533
Facility consolidation costs	(8)	2,382	419	4,979

Adjusted EBITDA	$69,137	$62,316	$139,306	$133,774

The following table presents the Company’s change in net sales by segment for the three and six months ended June 30, 2012 vs. 2011:

Three months ended June 30, 2012:

	North American		Food Away	Industrial
	Retail Grocery		From Home	and Export
	(unaudited)		(unaudited)	(unaudited)

Volume/mix	(1.0	) %	(3.7)%	4.2%
Pricing	4.8		4.9	3.6
Acquisition	2.8		10.3	1.0
Foreign currency	(0.7)		(0.5)	(0.1)
Total change in net sales	5.9%		11.0%	8.7%

Six months ended June 30, 2012:

	North American		Food Away	Industrial
	Retail Grocery		From Home	and Export
	(unaudited)		(unaudited)	(unaudited)

Volume/mix	0.2%		(2.8)%	2.4%
Pricing	5.4		4.2	4.2
Acquisition	1.4		5.3	0.5
Foreign currency	(0.4)		(0.3)	-
Total change in net sales	6.6%		6.4%	7.1%